Exhibit 99.1
The First Bancorp Reports Results for 2023
2023 Results Driven by Strong Earning Asset Growth, Strong Deposit Growth, and Excellent Credit Quality

2023 FINANCIAL HIGHLIGHTS
•Total assets increased $207.5 million, ending the year at $2.95 billion.
•Total loans grew to $2.13 billion, an increase of $214.8 million or 11.2%, year-over-year.
•Total deposits grew to $2.60 billion, an increase of $220.8 million or 9.3% year-over-year.
•Asset Quality continued to be excellent demonstrated by a Non-Performing Assets to Total Assets ratio of 0.07%.
•Strong Liquidity with day-one capacity to cover more than 150% of uninsured deposits.
•Tangible Book Value per share of $19.12 up $1.19 per share from a year ago.
•Net income decreased $9.5 million or 24.3% from 2022, attributable primarily to a $10.4 million decrease in Net Interest Income resulting from higher funding costs.
•Efficiency Ratio (non-GAAP) remained favorable to peer at 52.43% for 2023.

DAMARISCOTTA, ME--(BUSINESS WIRE)--The First Bancorp (Nasdaq: FNLC), parent company of First National Bank, today announced operating results for the year ended December 31, 2023. Unaudited net income was $29.5 million, a decrease of 24.3% from the $39.0 million reported for the year ended December 31, 2022. Earnings per common share on a fully diluted basis were down $0.87 to $2.66 per share, a decrease of 24.6% from the prior year. The Company also announced operating results for the three months ended December 31, 2023. Unaudited net income was $6.7 million, a decrease of 27.4% from the final three months of 2022. Earnings per share on a fully diluted basis for the fourth quarter of 2023 were $0.60, down $0.23 or 27.7% from the fourth quarter of 2022.

CEO COMMENTS
“The First Bancorp ended 2023 with annual earnings of $29.5 million," commented Tony C. McKim, the Company’s President and Chief Executive Officer. "While down from a record year in 2022, we were pleased to overcome significant headwinds to earn a Pre-Tax, Pre-Provision (PTPP) (non-GAAP) Return on Average Assets of 1.29% and a PTPP Return on Average Tangible Common

Equity of 18.11%. Primary drivers of our 2023 earnings performance were a 14.4% year-over-year decrease in net interest income before loan loss provision, and controlled operating expenses. The change in net interest income was the result of significantly increased funding costs, partially offset by loan growth. Our net interest margin was 2.49% for the year, compared to 3.15% in 2022. Operating costs were tightly controlled, with a small decrease in total expenses from the prior year."
Mr. McKim continued, "Results for the fourth quarter of 2023 were on trend with the year as a whole. The Company recorded net income of $6.7 million as compared to net income of $7.5 million in the third quarter of 2023. PTPP net income in the fourth quarter of 2023 was $8.8 million, level with the third quarter. Net interest income before loan loss provision in the fourth quarter of $15.9 million was in line with the $16.0 million earned in the third quarter. Non-interest income increased $260,000 period-to-period attributable to debit card revenue. Operating expenses for the fourth quarter of 2023 increased modestly from the third quarter, up $180,000 or 1.6%."
"The year just concluded presented a number of challenges for the banking industry and The First Bancorp. The cycle of interest rate increases begun by the Federal Reserve in 2022 and sustained in 2023, coupled with concerns around the failures of several large regional banks this past spring, combined to materially increase the Bank's cost of funds which directly impacted our bottom line. Despite this challenging environment, we continued to support businesses and communities across our footprint by extending over $575 million in new loans, adding to and enhancing our digital banking capabilities, and providing best in class service to our growing customer base. Our employees are engaged in their work and in supporting their communities as demonstrated by the 11,000 hours of volunteer time given by our staff in 2023. "Our Best Days Are Ahead" is a brand phrase we've lived by for a number of years, and I believe it today as much as ever."

FINANCIAL CONDITION
Total assets at December 31, 2023 were $2.95 billion, up $207.5 million from the prior year end. Earning assets increased $203.4 million year-over-year, as loan balances grew $214.8 million, and investments declined by $11.6 million. Loan portfolio growth in 2023 was led by commercial real estate and construction loans which increased $82.9 million, including $27.7 million in the fourth quarter. Residential mortgage and construction loans increased $59.9 million year-over-year, other commercial loans increased $37.4 million and home equity line of credit balances increased by $11.0 million.
Total deposits at December 31, 2023 were $2.60 billion, up $220.8 million or 9.3% from December 31, 2022, and level with balances at September 30, 2023. Core deposits increased $18.2 million centered in money market account balances. Borrowed funds decreased $33.8 million year-to-year. Uninsured deposits were an estimated 15.7% of total deposits, and 83% of uninsured deposits were fully collateralized. Available day-one liquidity was in excess of $625 million at year-end, sufficient to cover approximately 153% of estimated uninsured deposits.
The Company’s capital position remained strong as of December 31, 2023, with an estimated total risk-based capital ratio of 13.66%, and an estimated leverage capital ratio of 8.61%. These measures compare to 13.58% and 9.01% respectively as of December 31, 2022. The Company's tangible book value was $19.12 per share as of December 31, 2023, an increase from $17.93 a year earlier, and up from $17.66 as of September 30, 2023.

ASSET QUALITY & PROVISION FOR LOAN LOSSES
Asset quality continues to be strong and stable. As of December 31, 2023, the ratio of non-performing assets to total assets was 0.07%, consistent with a ratio of 0.06% at December 31, 2022 and down from 0.09% as of September 30, 2023. The ratio of non-performing loans to total loans stood at 0.10%, consistent with 0.09% a year ago and down from 0.12% last quarter. Net charge-offs continued to be very low ending 2023 at 0.01% of total loans, down from 0.03% in 2022 and 0.02% in 2021. Past due loans were 0.18% of total loans as of December 31, 2023, a modest increase from 0.08% of total loans at December 31, 2022, and from 0.10% at September 30, 2023.
The allowance for loan losses stood at 1.13% of total loans as of December 31, 2023, up from 0.87% of total loans at December 31, 2022, and 1.12% at September 30, 2023. The Company adopted ASC 326, the CECL standard, effective January 1, 2023 incurring a $6.3 million retained earnings adjustment in the first quarter. The provision for credit losses on loans was $1.3 million in 2023, including $911,000 in the fourth quarter, as compared to $1.8 million and $450,000, respectively in 2022. Management considers the allowance to be at an appropriate level given the strong asset quality metrics at year-end.

OPERATING RESULTS
Net income for the year ended December 31, 2023 was $29.5 million, down $9.5 million or 24.3% from the year ended December 31, 2022. On a fully diluted earnings per share basis, 2023 earnings were $2.66, down $0.87 or 24.6% from the prior year. The Company’s Return on Average Assets for the year ended December 31, 2023 was 1.03%, down from 1.49% for the year ended December 31, 2022. On a PTPP (non-GAAP) basis, 2023 Return on Average Assets was 1.29%, compared to 1.87% the prior year. Return on Average Tangible Common Equity was 14.50% for the

year ended December 31, 2023, down from 19.15% for the year ended December 31, 2022. On a PTPP basis (non-GAAP), Return on Average Tangible Common Equity for 2023 was 18.11%, compared to 24.13% in 2022. The Company's Efficiency Ratio (non-GAAP) was 52.43% for the year ended December 31, 2023, compared to 45.96% in 2022. (GAAP Efficiency Ratio was 54.26% for the year ended December 31, 2023, compared to 47.19% in 2022.)
Contributing factors to the Company’s 2023 annual and fourth quarter results included:
•A narrowed balance sheet spread led to a $10.6 million decrease in tax-equivalent net interest income year-over-year, a decrease of 13.6%. In the fourth quarter of 2023, tax equivalent net interest income was down $3.6 million or 17.7% from the same period in 2022, and little changed from the third quarter of 2023, down $107,000 or 0.6%.
•Net interest margin was 2.34% for the quarter ended December 31, 2023 and 2.49% for the year then ended, as compared to 3.09% and 3.15% respectively for the same periods in 2022, and 2.40% in the third quarter of 2023. In 2023, the tax equivalent yield on earning assets increased 98 basis points to an average of 4.80%, while the cost of interest bearing liabilities increased 190 basis points to an average of 2.73%. In the fourth quarter of 2023, the tax equivalent yield on earning assets increased 13 basis points from the third quarter to an average of 5.02%, while the cost of interest bearing liabilities increased 21 basis points to an average of 3.17%.
•Non-interest income was $15.4 million for the year ended December 31, 2023, down $1.4 million or 8.5% from 2022. The year-to-year decrease in non-interest income is primarily attributable to mortgage banking activity and debit card revenue. Mortgage banking revenue dropped 42.9% from 2022, as higher interest rates slowed origination activity, negatively impacting both gain on sale income and mortgage servicing rights valuation. Debit card revenue decreased 15.2% year-over-year, attributable to one-time incentive payments received in 2022. Annual revenues at First National Wealth Management, the Bank’s trust and investment management division, were stable, up 1.2% from 2022. Service charge revenues and other income also had modest increases for the year.
•Non-interest expense for 2023 was $43.8 million, a decrease of $147,000 or 0.3% from 2022. Employee salary and benefit expense decreased $1.4 million or 5.9% from the prior year, due primarily to reduced incentive compensation accruals. A base rate increase imposed by the FDIC led to a $894,000 increase in deposit insurance premiums from the prior year. Occupancy expense and furniture & equipment expense each had modest dollar increases from 2022.
DIVIDEND
On December 21, 2023, the Company's Board of Directors declared a fourth quarter dividend of $0.35 per share. The fourth quarter dividend represents a payout to shareholders of 57.38% of earnings per share for the period and was paid on January 19, 2024 to shareholders of record as of January 8, 2024.
ABOUT THE FIRST BANCORP
The First Bancorp, the parent company of First National Bank, is based in Damariscotta, Maine. Founded in 1864, First National Bank is a full-service community bank with $2.92 billion in assets. The Bank provides a complete array of commercial and retail banking services through eighteen locations in mid-coast and eastern Maine. First National Wealth Management, a division of the Bank, provides investment management and trust services to individuals, businesses, and municipalities. More information about The First Bancorp, First National Bank and First National Wealth Management may be found at www.thefirst.com.

The First Bancorp
Consolidated Balance Sheets (Unaudited)

In thousands of dollars, except per share data	December 31, 2023	December 31, 2022
Assets
Cash and due from banks	$31,942	$22,728
Interest-bearing deposits in other banks	3,488	3,693
Securities available for sale	282,053	284,509
Securities to be held to maturity[1]	385,235	393,896
Restricted equity securities, at cost	3,385	3,883
Loans held for sale	—	275
Loans	2,129,454	1,914,674
Less allowance for credit losses	24,030	16,723
Net loans	2,105,424	1,897,951
Accrued interest receivable	11,894	9,829
Premises and equipment	28,684	28,277
Goodwill	30,646	30,646
Other assets	63,947	63,491
Total assets	$2,946,698	$2,739,178
Liabilities
Demand deposits	$289,104	$318,626
NOW deposits	634,543	630,416
Money market deposits	305,931	192,632
Savings deposits	299,837	369,532
Certificates of deposit	646,818	489,793
Certificates $100,000 to $250,000	251,192	259,614
Certificates $250,000 and over	172,237	118,264
Total deposits	2,599,662	2,378,877
Borrowed funds	69,652	103,483
Other liabilities	34,305	27,895
Total Liabilities	2,703,619	2,510,255
Shareholders' equity
Common stock	111	110
Additional paid-in capital	70,071	68,435
Retained earnings	211,925	204,343
Net unrealized loss on securities available for sale	(39,575)	(44,718)
Net unrealized loss on securities transferred from available for sale to held to maturity	(56)	(64)
Net unrealized gain on cash flow hedging derivative instruments	300	544
Net unrealized gain on postretirement costs	303	273
Total shareholders' equity	243,079	228,923
Total liabilities & shareholders' equity	$2,946,698	$2,739,178
Common Stock
Number of shares authorized	18,000,000	18,000,000
Number of shares issued and outstanding	11,098,057	11,045,186
Book value per common share	$21.90	$20.73
Tangible book value per common share	$19.12	$17.93
1December 31, 2023 net of allowance for credit losses

The First Bancorp
Consolidated Statements of Income (Unaudited)

	For the year ended		For the quarter ended
In thousands of dollars, except per share data	December 31, 2023	December 31, 2022	December 31, 2023	September 30, 2023	December 31, 2022
Interest income
Interest and fees on loans	$108,274	$75,805	$29,414	$28,329	$22,342
Interest on deposits with other banks	517	315	217	211	152
Interest and dividends on investments	19,383	16,915	5,191	4,714	4,586
Total interest income	128,174	93,035	34,822	33,254	27,080
Interest expense
Interest on deposits	61,004	15,359	18,620	16,992	7,169
Interest on borrowed funds	1,963	1,510	349	308	427
Total interest expense	62,967	16,869	18,969	17,300	7,596
Net interest income	65,207	76,166	15,853	15,954	19,484
Provision (reduction) for credit losses	1,184	1,750	911	(200)	450
Net interest income after provision for credit losses	64,023	74,416	15,170	16,154	19,034
Non-interest income
Investment management and fiduciary income	4,654	4,600	1,139	1,160	1,087
Service charges on deposit accounts	1,887	1,825	488	465	467
Net securities gains	—	7	—	—	—
Mortgage origination and servicing income	813	1,424	202	224	190
Debit card income	5,384	6,348	1,541	1,367	1,464
Other operating income	2,699	2,670	737	675	639
Total non-interest income	15,437	16,874	4,107	3,891	3,847
Non-interest expense
Salaries and employee benefits	21,942	23,316	5,522	5,523	6,224
Occupancy expense	3,319	3,052	825	784	754
Furniture and equipment expense	5,391	5,058	1,382	1,403	1,318
FDIC insurance premiums	1,962	1,068	533	551	330
Amortization of identified intangibles	26	69	6	7	17
Other operating expense	11,117	11,341	2,918	2,738	3,068
Total non-interest expense	43,757	43,904	11,186	11,006	11,711
Income before income taxes	35,703	47,386	8,091	9,039	11,170
Applicable income taxes	6,184	8,396	1,411	1,565	1,973
Net Income	$29,519	$38,990	$6,680	$7,474	$9,197
Basic earnings per share	$2.68	$3.56	$0.61	$0.68	$0.84
Diluted earnings per share	$2.66	$3.53	$0.60	$0.67	$0.83

The First Bancorp
Selected Financial Data (Unaudited)

	As of and for the year ended		As of and for the quarter ended
Dollars in thousands, except for per share amounts	December 31, 2023	December 31, 2022	December 31, 2023	September 30, 2023	December 31, 2022

Summary of Operations
Interest Income	$128,174	$93,035	$34,822	$33,254	$27,080
Interest Expense	62,967	16,869	18,969	17,300	7,596
Net Interest Income	65,207	76,166	15,853	15,954	19,484
Provision (reduction) for Credit Losses	1,184	1,750	683	(200)	450
Non-Interest Income	15,437	16,874	4,107	3,891	3,847
Non-Interest Expense	43,757	43,904	11,186	11,006	11,711
Net Income	29,519	38,990	6,680	7,474	9,197
Per Common Share Data
Basic Earnings per Share	$2.68	$3.56	$0.61	$0.68	$0.84
Diluted Earnings per Share	2.66	3.53	0.60	0.67	0.83
Cash Dividends Declared	1.39	1.34	0.35	0.35	0.34
Book Value per Common Share	21.90	20.73	21.90	20.44	20.73
Tangible Book Value per Common Share	19.12	17.93	19.12	17.66	17.93
Market Value	28.22	29.94	28.22	23.50	29.94
Financial Ratios
Return on Average Equity[1]	12.59%	16.63%	11.35%	12.67%	16.15%
Return on Average Tangible Common Equity[1]	14.50%	19.15%	13.08%	14.59%	18.71%
Return on Average Assets[1]	1.03%	1.49%	0.90%	1.02%	1.34%
Average Equity to Average Assets	8.18%	8.94%	7.92%	8.07%	8.32%
Average Tangible Equity to Average Assets	7.10%	7.76%	6.87%	7.01%	7.18%
Net Interest Margin Tax-Equivalent[1]	2.49%	3.15%	2.34%	2.40%	3.09%
Dividend Payout Ratio	51.87%	37.64%	57.38%	51.47%	40.48%
Allowance for Credit Losses/Total Loans	1.13%	0.87%	1.13%	1.12%	0.87%
Non-Performing Loans to Total Loans	0.10%	0.09%	0.10%	0.12%	0.09%
Non-Performing Assets to Total Assets	0.07%	0.06%	0.07%	0.09%	0.06%
Efficiency Ratio	52.43%	45.96%	54.08%	53.49%	48.83%
At Period End
Total Assets	$2,946,698	$2,739,178	$2,946,698	$2,944,139	$2,739,178
Total Loans	2,129,454	1,914,674	2,129,454	2,079,860	1,914,674
Total Investment Securities	670,673	682,288	670,673	676,206	682,288
Total Deposits	2,599,662	2,378,877	2,599,662	2,599,937	2,378,877
Total Shareholders' Equity	243,079	228,923	243,079	226,665	228,923
[1]Annualized using a 365-day basis for 2023 and 2022

Use of Non-GAAP Financial Measures
Certain information in this release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company's performance (including for purposes of determining the compensation of certain executive officers and other Company employees) and believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and with other financial institutions, as well as demonstrating the effects of significant gains and charges in the current period, in light of the disclosure practices employed by many other publicly-traded financial institutions. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
In several places net interest income is calculated on a fully tax-equivalent basis. Specifically included in interest income was tax-exempt interest income from certain investment securities and loans. An amount equal to the tax benefit derived from this tax-exempt income has been added back to the interest income total which, as adjusted, increased net interest income accordingly. Management believes the disclosure of tax-equivalent net interest income information improves the clarity of financial analysis, and is particularly useful to investors in understanding and evaluating the changes and trends in the Company's results of operations. Other financial institutions commonly present net interest income on a tax-equivalent basis. This adjustment is considered helpful in the comparison of one financial institution's net interest income to that of another institution, as each will have a different proportion of tax-exempt interest from its earning assets. Moreover, net interest income is a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average earning assets. For purposes of this measure as well, other financial institutions generally use tax-equivalent net interest income to provide a better basis of comparison from institution to institution. The Company follows these practices.
The following table provides a reconciliation of tax-equivalent financial information to the Company's consolidated financial statements, which have been prepared in accordance with GAAP. A 21.0% tax rate was used in both 2023 and 2022.

	For the years ended		For the quarters ended
In thousands of dollars	December 31, 2023	December 31, 2022	December 31, 2023	September 30, 2023	December 31, 2022
Net interest income as presented	$65,207	$76,166	$15,853	$15,954	$19,484
Effect of tax-exempt income	2,644	2,326	679	685	607
Net interest income, tax equivalent	$67,851	$78,492	$16,532	$16,639	$20,091

The Company presents its efficiency ratio using non-GAAP information which is most commonly used by financial institutions. The GAAP-based efficiency ratio is non-interest expenses divided by net interest income plus non-interest income from the Consolidated Statements of Income. The non-GAAP efficiency ratio excludes securities losses and other-than-temporary impairment charges from non-interest expenses, excludes securities gains from non-interest income, and adds the tax-equivalent adjustment to net interest income. The following table provides a reconciliation between the GAAP and non-GAAP efficiency ratio:

	For the years ended		For the quarters ended
In thousands of dollars	December 31, 2023	December 31, 2022	December 31, 2023	September 30, 2023	December 31, 2022
Non-interest expense, as presented	$43,757	$43,904	$11,186	$11,006	$11,711
Net interest income, as presented	65,207	76,166	15,853	15,954	19,484
Effect of tax-exempt interest income	2,644	2,326	679	685	607
Non-interest income, as presented	15,437	16,874	4,107	3,891	3,847
Effect of non-interest tax-exempt income	176	170	45	44	43
Net securities gain	—	(7)	—	—	—
Adjusted net interest income plus non-interest income	$83,464	$95,529	$20,684	$20,574	$23,981
Non-GAAP efficiency ratio	52.43%	45.96%	54.08%	53.49%	48.83%
GAAP efficiency ratio	54.26%	47.19%	56.04%	55.46%	50.20%

The Company presents certain information based upon average tangible common equity instead of total average shareholders' equity. The difference between these two measures is the Company's intangible assets, specifically goodwill from prior acquisitions. Management, banking regulators and many stock analysts use the tangible common equity ratio and the tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method in accounting for mergers and acquisitions. The following table provides a reconciliation of average tangible common equity to the Company's consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles:

	For the years ended		For the quarters ended
In thousands of dollars	December 31, 2023	December 31, 2022	December 31, 2023	September 30, 2023	December 31, 2022
Average shareholders' equity as presented	$234,480	$234,521	$233,405	$234,024	$225,940
Less intangible assets	(30,843)	(30,892)	(30,853)	(30,853)	(30,884)
Tangible average shareholders' equity	$203,637	$203,629	$202,552	$203,171	$195,056

To provide period-to-period comparison of operating results prior to consideration of credit loss provision and income taxes, the non-GAAP measure of Pre-Tax, Pre-Provision Net Income is presented. The following table provides a reconciliation to Net Income:

	For the years ended		For the quarters ended
In thousands of dollars	December 31, 2023	December 31, 2022	December 31, 2023	September 30, 2023	December 31, 2022
Net Income, as presented	$29,519	$38,990	$6,680	$7,474	$9,197
Add: provision (reduction) for credit losses	1,184	1,750	683	(200)	450
Add: income taxes	6,184	8,396	1,411	1,565	1,973
Pre-Tax, pre-provision net income	$36,887	$49,136	$8,774	$8,839	$11,620

Forward-Looking and Cautionary Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
Category: Earnings
Source: The First Bancorp

The First Bancorp
Richard M. Elder, EVP, Chief Financial Officer
207-563-3195
rick.elder@thefirst.com